Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Provides Clinical Development Program Overview and

Reports Financial Results for First Quarter 2013

Conference call to be held on Thursday, May 2 at 4:30pm Eastern Time

BOTHELL, WA and VANCOUVER, British Columbia, May 2, 2013 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided an overview of clinical development activities for its two product candidates, custirsen and OGX-427, and announced first quarter 2013 financial results.

OGX-427 Program Update

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In January 2013, the Company initiated the ORCA™ (Ongoing Studies Evaluating Treatment Resistance in CAncer) program, encompassing clinical trials of its unpartnered product candidate, OGX-427, across multiple cancer indications. Trials evaluating the addition of OGX-427 to commonly used anticancer therapies in patients with advanced bladder, lung, pancreatic and prostate cancers have been announced, with additional updates to the ORCA program expected to be provided later this year.

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The Borealis-1™ Trial is a company-sponsored, randomized, placebo-controlled Phase 2 trial of OGX-427 in combination with first-line gemcitabine and cisplatin in patients with metastatic bladder cancer. This global trial aims to enroll approximately 180 patients and is expected to complete patient accrual in the second half of 2013.

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The Borealis-2™ Trial is an investigator-sponsored, randomized Phase 2 trial evaluating OGX-427 in combination with docetaxel in patients with advanced or metastatic bladder cancer who have disease progression following first-line platinum-based chemotherapy. Borealis-2 was initiated in April of 2013 and aims to enroll approximately 200 patients.

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The Spruce™ Trial is an investigator-sponsored, randomized, placebo-controlled Phase 2 trial evaluating OGX-427 in combination with carboplatin and pemetrexed in patients with previously untreated, advanced, non-squamous, non-small cell lung cancer (NSCLC). Plans for Spruce were announced in April of 2013 and patient enrollment of approximately 155 patients is expected to begin in mid-2013.

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The Rainier™ Trial is an investigator-sponsored, randomized, placebo-controlled Phase 2 trial evaluating OGX-427 in combination with ABRAXANE® (paclitaxel protein-bound particles for injectable suspension)(albumin-bound) and gemcitabine in approximately 130 patients with previously untreated metastatic pancreatic cancer. Plans for Rainier were announced in May of 2013 and patient enrollment is expected to begin in mid-2013.

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The Pacific™ Trial is an investigator-sponsored, randomized Phase 2 trial evaluating OGX-427 in approximately 80 men with metastatic castrate-resistant prostate cancer (CRPC) who are experiencing rising prostate-specific antigen (PSA) while receiving Zytiga® (abiraterone acetate). The trial was initiated in December of 2012, and is currently enrolling at sites in the United States and Canada.

Custirsen Program Update

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The primary registration Phase 3 SYNERGY trial, designed to evaluate a survival benefit for custirsen in combination with first-line docetaxel chemotherapy in men with metastatic CRPC, completed enrollment in 2012. The SYNERGY trial is continuing as planned per the recommendation of an independent Data Monitoring Committee (DMC), who have completed the second and last futility analyses per protocol. The planned efficacy interim analysis has not yet occurred. The expected timing of final results is based on a pre-specified number of death events that is projected to occur in the fourth quarter of 2013, with data results expected to be announced in the first half of 2014.

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Patient enrollment continues in the additional Phase 3 custirsen trials, AFFINITY and ENSPIRIT. The AFFINITY trial will evaluate the potential survival benefit of custirsen in combination with Jevtana® (cabazitaxel) as second-line chemotherapy in men with metastatic CRPC, and ENSPIRIT will evaluate the potential survival benefit of combining custirsen with docetaxel as second-line chemotherapy in patients with advanced or metastatic NSCLC.

“The initiation of multiple investigator-sponsored Phase 2 trials, across tumor types, represents a significant inflection point in the creation of value for OGX-427 for which we currently retain all commercialization rights,” said Scott Cormack, President and Chief Executive Officer, OncoGenex Pharmaceuticals, Inc. “Considered alongside the three Phase 3 trials of custirsen, and a strong cash position that will sustain us into 2014, well past the SYNERGY data read-out, we believe the company is well situated to continue to execute against our development goals.”

First Quarter 2013 Financial Update and Results

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Revenue for the first quarter of 2013 increased to $5.1 million from $1.3 million for the first quarter of 2012. The increase was due to higher revenue earned through the Company’s strategic collaboration with Teva, resulting from clinical development activities associated with the AFFINITY trial which was initiated in August 2012.

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Total operating expenses for the first quarter of 2013 increased to $13.4 million from $6.8 million for the first quarter of 2012. The increase was due primarily to higher clinical trial expenses associated with patient enrollment in the AFFINITY and Borealis-1 trials, increased costs directly associated with efforts to increase patient enrollment and higher employee expenses, including stock based compensation expenses. These increases were partially offset by lower manufacturing expenses due to timing of OGX-427 manufacturing activities.

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Net loss for the first quarter of 2013 was $6.7 million, or $0.46 per diluted common share compared with a net loss of $6.9 million, or $0.67 per diluted common share for the first quarter of 2012. The net loss for the first quarter of 2013 included a non-cash gain on revaluation of the Company’s warrant liability of $1.4 million compared with a $1.4 million non-cash loss on revaluation of the warrant liability in the same period in 2012.

•	The Company had $64.6 million in cash, cash equivalents and short-term investments as of March 31, 2013, compared with $75.4 million as of December 31, 2012.

•	2013 cash guidance:

•	Net cash requirements are expected to be in the range of $40 million to $50 million.

•	Year-end cash, cash equivalents and investments are expected to be in the range of $25 million to $35 million.

•	Based on current expectations, The Company believes its capital resources as of March 31, 2013 will be sufficient to fund its currently planned operations into 2015.

•	At May 2, 2013, The Company had 14,670,395 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended March 31,
	2013	2012
Collaboration revenue	$5,076	$1,316
Operating expenses:
Research and development	10,855	5,082
General and administrative	2,500	1,737

Total operating expenses	13,355	6,819

Loss from operations	(8,279)	(5,503)
Other income (expense)	1,582	(1,357)

Net loss	$(6,697)	$(6,860)

Basic and diluted net loss per share	$(0.46)	$(0.67)

Weighted average number of basic and diluted common shares	14,660,643	10,235,237

Consolidated Balance Sheets

(In thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$64,903	$75,697
Interest receivable	321	327
Amounts receivable	5,156	714
Prepaid and other assets	4,537	4,907
Property, equipment and other assets	437	371

Total assets	$75,354	$82,016

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$7,925	$7,050
Current portion of long-tem obligations	1,088	1,084
Warrant liability	1,988	3,422
Long term liabilities	4,088	4,253
Stockholders’ equity	60,265	66,207

Total liabilities and stockholders’ equity	$75,354	$82,016

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, May 2, 2013, to provide a business update and discuss the first quarter 2013 results.

A live event will be available on the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

ABOUT ONCOGENEX

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial completion and design and statements regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product candidates and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

ORCA™, Borealis-1™, Borealis-2™, Spruce™, Rainier ™ and Pacific™, are registered trademarks of OncoGenex Pharmaceuticals, Inc.

ABRAXANE® is a registered trademark of Celgene Corporation

JEVTANA® is a registered trademark of sanofi-aventis

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535